Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces Appointment of New Director

Englewood, CO – July 27, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today announced that the Board of Directors has appointed Mr. Michael G. Hutchinson as an independent director effective August 1, 2012.

Mr. Hutchinson recently retired from Deloitte & Touche. His Deloitte career spanned nearly 35 years, leading their Denver Energy and Natural Resources Practice for the last fifteen years while at the same time managing the Audit and Enterprise Risk Management practice of the Denver office. Mr. Hutchinson is a native of Colorado having graduated from the University of Northern Colorado in 1978 with a Bachelor’s degree specialization in Accounting.

“We are pleased that Mike has agreed to join our board,” commented Richard Klingaman, Chairman of the Board of Westmoreland. “His professional public accounting experience and broad engagement in the energy and financial sectors will serve us well.”

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (855) 922-6463